Exhibit 10.34
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2

ASSET PURCHASE AGREEMENT

by and between

GALENA BIOPHARMA, INC.

and

SENTYNL THERAPEUTICS INC.

November 19, 2015

TABLE OF CONTENTS
ARTICLE I DEFINITIONS4
Section 1.01.Definitions    4
Section 1.02.Interpretation    9
ARTICLE II PURCHASE AND SALE OF ACQUIRED ASSETS10
Section 2.01.Purchase and Sale    10
Section 2.02.Assumed Liabilities    11
Section 2.03.Consents of Third Parties    12
ARTICLE III CLOSING12
Section 3.01.Closing    12
Section 3.02.Purchase Price    14
ARTICLE IV CONDITIONS TO CLOSING15
Section 4.01.Conditions to Obligations of Purchaser    15
Section 4.02.Conditions to Obligation of Seller    16
Section 4.03.Frustration of Closing Conditions.    16

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4851-8101-3546.v1

ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER16
Section 5.01.Authority    16
Section 5.02.No Conflicts; Consents    17
Section 5.03.Acquired Assets    17
Section 5.04.Product Recall    18
Section 5.05.Intellectual Property    18
Section 5.06.Transferred Contracts    19
Section 5.07.Litigation    19
Section 5.08.Legal Compliance    19
Section 5.09.Sale Practices    20
Section 5.10.Financial Information    20
Section 5.11.Brokers or Finders    20
ARTICLE VI COVENANTS OF SELLER20
Section 6.01.Access    20
Section 6.02.Other Covenants    20

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Section 6.03.Non-Competition    21
Section 6.04.Use    21
Section 6.05.Rebates and Chargebacks; Medicaid Reimbursements    22
Section 6.06.Adverse Experience Reports and Complaints    23
Section 6.07.PDUFA Fee    23
Section 6.08.Outstanding Commitments to FDA    23
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER23
Section 7.01.Authority    23
Section 7.02.No Conflicts; Consents    24
Section 7.03.Litigation    24
Section 7.04.Availability of Funds    24
Section 7.05.Brokers or Finders    24
ARTICLE VIII COVENANTS OF PURCHASER25
Section 8.01.Advise Seller    25
Section 8.02.Access to Information    25

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Section 8.03.Records    25
Section 8.04.DISCLAIMER    26
ARTICLE IX MUTUAL COVENANTS26
Section 9.01.Efforts    26
Section 9.02.Bulk Transfer Laws    27
Section 9.03.Transfer Taxes    27
Section 9.04.Purchase Price Allocation    28
Section 9.05.Recordation of Transferred Intellectual Property    28
Section 9.06.Confidentiality and Confidential Information    28
ARTICLE X INDEMNIFICATION30
Section 10.01.Indemnification by Seller    30
Section 10.02.Indemnification by Purchaser    30
Section 10.03.Indemnification Procedure    31
Section 10.04.Procedures Related to Indemnification for Other Claims    31
Section 10.05.Losses Net of Insurance    32

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Section 10.06.Limitation on Indemnification    32
Section 10.07.Termination of Indemnification    33
Section 10.08.Tax Treatment of Indemnification Payments    33
Section 10.09.No Double Recovery    33
ARTICLE XI TERMINATION33
Section 11.01.Termination    34
ARTICLE XII MISCELLANEOUS34
Section 12.01.Assignment    34
Section 12.02.Non-Waiver    34
Section 12.03.No Third-Party Beneficiaries    34
Section 12.04.Severability    34
Section 12.05.Entire Agreement; Amendments    34
Section 12.06.Notices    35
Section 12.07.Public Announcements    35
Section 12.08.Governing Law; Forum.    36

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Section 12.09.WAIVER OF JURY TRIAL.    36
Section 12.10.Expenses    36
Section 12.11.Relationship of the Parties    36
Section 12.12.Counterparts    37

Exhibits
Exhibit 2.01(a)(i)    -    Transferred Intellectual Property
Exhibit 2.01(a)(ii)    -    Transferred FDA Permits
Exhibit 2.01(a)(iii)    -    Transferred Contracts
Exhibit 2.01(a)(iv)    -    Inventory
Exhibit 3.01(b)(ii)    -    Form of Bill of Sale
Exhibit 3.01(b)(iii)    -    Form of Assignment and Assumption Agreement
Exhibit 3.01(b)(iv)    -    Form of Trademark Assignment Agreement

Schedules
Schedule 2.02(b)    -    Channel Liabilities
Schedule 4.01(f)    -    Required Third Party Consents
Schedule 5.02(a)    -    Third Party Consents
Schedule 5.02(b)    -    Governmental or Regulatory Approvals
Schedule 5.03         -    Acquired Assets
Schedule 5.05         -    Intellectual Property
Schedule 5.06         -    Transferred Contracts
Schedule 5.07        -    Litigation
Schedule 5.10        -    Financial Information

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November __, 2015, is made by and between Galena Biopharma, Inc., a Delaware corporation (“Seller”), and Sentynl Therapeutics, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in ARTICLE I of this Agreement.
WITNESSETH:
WHEREAS, Seller is the licensee of certain patents and know-how relating to the proprietary product for pain treatment marketed as AbstralTM in the United States that contains fentanyl as its sole active ingredient and is approved under its product NDA, including all dosage strengths thereof (the “Product” or “Abstral”); and
WHEREAS, Seller desires to sell, and Purchaser desires to purchase from Seller, the Acquired Assets, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I
DEFINITIONS
Section 1.01.    Definitions.
(a)    For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:
“Abstral NDA” means NDA No. 22-510 relating to Abstral in the Territory.
“Acquisition” means the consummation of the transactions contemplated by this Agreement and the Ancillary Agreement.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Ancillary Agreement” means individually and collectively, each of the Other Acquisition Documents (as and when executed and delivered).
“Branded Prescription Drug Fee” means the fees imposed by Section 9008 of the Patient Protection and Affordable Care Act (ACA), Public Law 111-148 (124 Stat. 119 (2010)), as amended by section 1404 of the Health Care and Education Reconciliation Act of 2010 (HCERA), Public Law 111-152 (124 Stat. 1029 (2010)) and regulations promulgated thereunder.
“Business Day” means a day other than Saturday or Sunday or a day on which banks are required or authorized to close in the State of Delaware.
“Channel Products” means Abstral (i) with respect to which Seller has recognized revenues (including Products which have been replaced by Seller, in Seller’s discretion) on or before the Closing Date, and (ii) which have been shipped to Seller’s customers prior to the Closing Date, but as of such date, have not yet been purchased by consumers.
“Closing Consideration” means eight million dollars ($8,000,000).
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Confidential Information” means all information provided by one Party to the other Party in connection with this Agreement, including know-how, scientific information, pre-clinical and clinical data, adverse event information, formulas, methods and processes, pricing information (including discounts, rebates and other price adjustments) and other terms and conditions of sales, customer information, business plans, and all other intellectual property which is not publicly available and is owned or controlled by a Party.
“Contracts” means all licenses, agreements, contracts, commitments and all other legally binding arrangements, whether written or oral.
“Dollars” and “$” mean lawful currency of the United States of America.
“Excluded Trademarks” mean, whether registered or unregistered, all trademarks, trade dress, service marks, service names, brand marks, trade names, brand names, logos, business symbols, slogans or other designations of origin and all registrations, registration applications and rights relating thereto, other than the trademarks included in the Transferred Intellectual Property.
“FDA” means the United States Food and Drug Administration.
“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any country, federal, state, county, city or other political subdivision, foreign or domestic, including without limitation the FDA and any other governmental instrumentality with responsibility for granting any licenses, registrations or regulatory approvals.
“Intended Use” means the distribution, marketing, sale, and manufacture of Abstral in the Territory.
“Law” means all laws, statutes, rules, regulations, ordinances and other pronouncements or orders having the effect of law of any Governmental or Regulatory Authority.
“Liabilities” means any and all assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, commitments, reimbursements, costs and expenses of any kind or nature, actual, contingent, present or future.
“Licensed Intellectual Property” has the meaning defined in the Orexo License Agreement License Agreement.
“Liens” means liens, claims, encumbrances, security interests, options or charges.
“Material Adverse Effect” means any event that has a material, adverse effect on the manufacture, distribution, marketing or sale by or on behalf of the Purchaser of the Product in the Territory as contemplated by this Agreement and the Ancillary Agreements, but excluding the events or effects of: (i) changes to the pharmaceutical industry and markets in which Purchaser or Seller operate, to the extent such changes do not have a disproportionately adverse effect on the Intended Use of the Product in the Territory; (ii) changes in the United States or world financial markets in general; (iii) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; or (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to a Product or the Intended Use of a Product in the Territory; or (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
“NDA” means a New Drug Application or supplemental New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act.
“Net Sales” means, for any period, the aggregate of the gross amounts invoiced or otherwise billed, charged or received by a Selling Person for the arms’ length sale or other commercial disposition to non-Affiliates of such Selling Person of a Product (whether such Selling Person has the right to sell Abstral), less the following deductions to the extent specifically related to a Product and actually accrued, allowed, incurred or paid during such period: (i) reasonable cash discounts, returns, allowances, rebates, patient assistance benefits, or chargebacks; (ii) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale (but excluding income or net profit taxes or franchise taxes of any kind); and (iii) amounts allowed or credited on returns, provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with GAAP during the applicable calculation period throughout the Selling Person’s organization. All such discounts, allowances, credits, rebates, patient assistance benefits and other deductions shall be fairly and equitably allocated to the Product of a Selling Person, such that a Product does not bear a disproportionate portion of such deductions. Any disposal of a Product at no charge for, or use without charge in, clinical or preclinical trials (but excluding post-approval clinical trials for which compensation is received by the Selling Person), given as free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales, in each case, except to the extent that a Selling Person has received any consideration for such Product.
For sake of clarity and avoidance of doubt, the transfer of a Product by a Selling Person or one of its Affiliates to another Affiliate of such Selling Person or to a sub-licensee of such Selling Person for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sub-licensee to an independent Third Party, less the Net Sales deductions allowed under this definition.
In the case of any sale of a Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be calculated based on the fair market value of the non-cash consideration received in connection with such sale and based on the full list price for non-arm’s length transactions. If a Product is sold together with another product and not separately invoiced or billed, the Parties shall agree upon the appropriate allocation of the amount received in consideration for the applicable Product, which allocation shall reflect the fair market value of the applicable Product and the other product.
“Orexo Asset Purchase Agreement” means that certain Asset Purchase Agreement by and between Seller and Orexo AB dated March 15, 2013, assigned to Purchaser as one of the Transferred Contracts hereunder subject to the terms and conditions described herein.
“Orexo License Agreement” means that certain License Agreement by and between Seller and Orexo AB dated March 18, 2013, assigned to Purchaser as one of the Transferred Contracts hereunder.
“Other Acquisition Documents” means (i) the Bill of Sale, (ii) the Assignment and Assumption Agreement, and (iii) the Trademark Assignment Agreement.
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.
“Seller’s Knowledge” means the knowledge, after a reasonable investigation, of the following individuals: Mark Schwartz, Joseph Lasaga, Ryan Dunlap, Christopher Lento, and Patricia Murphy.
“Selling Person” means the Purchaser, each of its Affiliates and each (i) licensee, sub-licensee, assignee or other grantee of rights from Purchaser or any of its Affiliates or another Selling Person to develop, market or sell Abstral, (ii) buyer, transferee or assignee of any Transferred Intellectual Property or Licensed Intellectual Property from Purchaser or its Affiliates or another Selling Person, or (iii) any Affiliate of the foregoing.
“Tax” or “Taxes” means all federal, state, local and foreign income, payroll, withholding, excise, value added, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or unemployment), disability, transfer, registration, alternative or add-on minimum, estimated or capital stock and franchise and other taxes and assessments of any kind whatsoever, including all interest, penalties and additions imposed with respect to such amounts, whether disputed or not.
“Taxing Authority” means any Governmental or Regulatory Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Territory” means the United States of America including its territories and possessions.
“Third Party” means any Person other than Purchaser or Seller and their respective Affiliates.
(b)    The following terms have the meanings given to such terms in the Sections set forth below:

Term	Section
Abstral	Recitals
Acquired Assets	2.01(a)
Additional Assumption Documents	3.01(b)(v)
Additional Transfer Documents	3.01(c)(vi)
Agreement	Preamble
Allocation	9.04
Annual Sales Milestone	3.02(b)
Assignment and Assumption Agreement	3.01(b)(iii)
Assumed Liabilities	2.02(a)
Bill of Sale	3.01(b)(ii)
Channel Liabilities Schedule	2.02(a)(ii)
Chargebacks	Schedule 2.02
Claim Dispute Notice	10.04
Closing	3.01(a)
Closing Date	3.01(a)
Confidentiality Agreement	9.06
Continuation Period	Schedule 5.03
Continued Agreements	Schedule 5.03
Direct Claim Notice	10.04
Excluded Assets	2.01(b)
Excluded Liabilities	2.02(b)
Fixed Assets	2.01(a)(iv)
Indemnitee	10.03(a)
Indemnitor	10.03(a)(i)
Independent Auditor	8.03
Inventory	2.01(a)(iv)
Losses	10.01
Milestone Audit	8.03
NDC	6.04
Party or Parties	Preamble
Product	Recitals
Purchase Price	3.02(a)
Purchaser	Preamble
Purchaser Indemnitees	10.01
Rebates	Schedule 2.02
Seller	Preamble
Seller Indemnitees	10.02
Seller Names	6.04
Short Dated Lots	Schedule 2.02
Termination Date	11.01(b)
Third Party Claim	10.03(a)
Trademark Assignment Agreement	3.01(b)(iv)
Transfer Taxes	9.03
Transferred Contracts	2.01(a)(iii)
Transferred FDA Permits	2.01(a)(ii)
Transferred Intellectual Property	2.01(a)(i)
UPC	6.04

Section 1.02.    Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth therein); (ii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; (iii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase does not mean simply “if”; (iv) all references herein to Articles, Sections, Exhibits or Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules of this Agreement; and (v) the headings contained in this Agreement or any Exhibit or Schedule and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, sub-provision, section or subsection of the Schedules to this Agreement shall be deemed set forth for all purposes of the Schedules hereto to the extent reasonably apparent that such matter is relevant to another provision, sub-provision, section or subsection of the Schedules hereto. All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in the Exhibits and Schedules attached hereto but not otherwise defined therein, shall have the meaning as defined in this Agreement. In the event of an ambiguity or a question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.
Article II
PURCHASE AND SALE OF ACQUIRED ASSETS
Section 2.01.    Purchase and Sale.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase from Seller, free and clear of all Liens, all right, title and interest of Seller in, to and under the following assets, properties and rights of Seller (collectively, the “Acquired Assets”):
(i)    the trademark, domain name and copyrights of Seller which are related exclusively to the Product and are set forth on Exhibit 2.01(a)(i) (the “Transferred Intellectual Property”);
(ii)    the governmental, regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including Product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items of Seller with the FDA exclusively related to the Intended Use of Abstral in the Territory as set forth on Exhibit 2.01(a)(ii) (the “Transferred FDA Permits”) (which, for the avoidance of doubt, includes the Abstral NDA);
(iii)    the Contracts set forth on Exhibit 2.01(a)(iii) (the “Transferred Contracts”) (which, for the avoidance of doubt, includes the Orexo Asset Purchase Agreement as amended on November 18, 2015 (which amendment, automatically terminates the Marketing Period defined in Section 8.04 (b)(ii) thereof as of the Closing Date of this Agreement) and the Orexo License Agreement) and all rights and claims of Seller arising under or with respect to the Transferred Contracts;
(iv)    (A) the inventory of Abstral owned by Seller as set forth on Exhibit 2.01(a)(iv) (the “Inventory”) and (B) the manufacturing equipment for Abstral as set forth on Exhibit 2.01(a)(iv) (the “Fixed Assets”);
(v)    copies of (A) all current marketing and sales assets that relate exclusively to Abstral and (B) all books, ledgers, files, reports, data, plans and records that relate exclusively to Abstral; and
(vi)    all claims, causes of action or other rights of the Seller, if any, arising out of any of the Acquired Assets arising before, on or after the Closing Date.
(b)    Purchaser is not purchasing or acquiring, and Seller is not selling or assigning, any assets or properties of Seller or any of its Affiliates that are not specifically listed above, and all such other assets and properties shall be excluded from the Acquired Assets (the “Excluded Assets”).
Section 2.02.    Assumed Liabilities and Excluded Liabilities.
(a)    Purchaser shall assume, effective as of the Closing, and from and after the Closing, Purchaser shall pay, perform and discharge when due, all Liabilities of Seller arising under or related to the Acquired Assets accruing on or after the Closing, including without limitation, (i) Liabilities arising out of Purchaser’s use of the Seller Names, Excluded Trademarks, UPC, NDC and the activities contemplated by Section 6.04 hereof, (ii) those Liabilities which are allocated to Purchaser with respect to the Channel Liabilities, as defined and set forth in Exhibit 2.02 hereof (the “Channel Liabilities Schedule”), and (iii) any Liabilities arising from or relating to the development, testing, manufacture, distribution, marketing, promotion or sale of Abstral in the Territory on or after the Closing (including, without limitation, any product recalls and any product liability claim for any sale by Purchaser of Abstral on or after to the Closing Date) (collectively, and subject to the Excluded Liabilities, the “Assumed Liabilities”).
(b)    Purchaser shall not assume any other Liabilities of Seller or its Affiliates other than the Assumed Liabilities, including without limitation, (i) any Liabilities of Seller for monies due but not yet payable as of the Closing Date under any Transferred Contract, (ii) any Liabilities resulting from (1) any breach or violation of any Transferred Contract by Seller occurring prior to the Closing or (2) any act or omission of Seller prior to the Closing that would have constituted a breach or violation upon notice or passage of time under any Transferred Contract, (iii) any Liabilities with respect to the Branded Prescription Drug Fee due for the Product prior to Closing, (iv) any Liabilities arising from or relating to the development, testing, manufacture, distribution, marketing, promotion or sale of Abstral in the Territory prior to the Closing (including, without limitation, any product recalls and any product liability claim for any sale by Seller of Abstral prior to the Closing Date), and (v) those Liabilities which are allocated to Seller with respect to the Channel Liabilities as set forth in the Channel Liabilities Schedule (collectively, the “Excluded Liabilities”). Seller shall remain responsible for, and from and after the Closing Seller shall pay, perform and discharge when due, the Excluded Liabilities.
(c)    Each of Purchaser’s and Seller’s obligations under this Section 2.02 will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement, any Ancillary Agreement or any right or alleged right to indemnification hereunder.
Section 2.03.    Consents of Third Parties
(a)    Other than with respect to consents from third parties required as a condition to Closing pursuant to Section 4.01(f), if any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset (including any Contract), or any claim, right or benefit requires the consent of a Third Party and if any such consent is not obtained prior to the Closing, for a period of one-hundred eighty (180) days from and after the Closing Date, (i) Seller shall use commercially reasonable efforts following the Closing to obtain such consents, and (ii) Seller and Purchaser shall cooperate (each at their own expense) in any lawful and reasonable arrangement reasonably proposed by Purchaser under which Purchaser shall obtain the economic claims, rights and benefits under the asset (including any Contract) or related claim, right or benefit with respect to which the consent has not been obtained in accordance with this Agreement. Such reasonable arrangement may include (x) the subcontracting, sublicensing or subleasing to Purchaser of any and all rights of Seller against the other party to such Contract arising out of a breach or cancellation thereof by the other party, and (y) the enforcement by Seller of such rights. None of Seller, Purchaser or their respective Affiliates shall be required to commence, defend or participate in any litigation, incur any obligation in favor of, or offer or grant any accommodation (financial or otherwise) to, any Third Party in connection with entering into or implementing such arrangement unless Purchaser and Seller mutually agree to pursue such litigation or accommodation, and in any such case, Seller and Purchaser shall equally share the costs associated therewith.
Article III
CLOSING
Section 3.01.    Closing.
(d)    The closing of the Acquisition (the “Closing”) shall be held remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 3.01(b) and Section 3.01(c) at 10:00 a.m. on the date hereof or any later date agreed upon by the Parties after the conditions to the Closing set forth in Section 4.01 and Section 4.02 have been satisfied or waived (other than those conditions which by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions). The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 12:00:01 a.m. eastern standard time on the Closing Date.
(e)    At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
(i)    an amount equal to the Closing Consideration by wire transfer of immediately available funds denominated in Dollars to a bank account designated in writing by Seller at least two (2) Business Days prior to the Closing Date;
(ii)    an executed counterpart of the Bill of Sale, in the form attached hereto as Exhibit 3.01(b)(ii) (the “Bill of Sale”);
(iii)    an executed counterpart of the Assumption Agreement, in the form attached hereto as Exhibit 3.01(b)(iii) (the “Assignment and Assumption Agreement”);
(iv)    an executed counterpart of the Trademark Assignment Agreement, in the form attached hereto as Exhibit 3.01(b)(iv) (the “Trademark Assignment Agreement”);
(v)    such other executed instruments of transfer, conveyance, assignment, and assumption as the Seller may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of all obligations, liabilities, right, title and interest in and to the Assumed Liabilities (the “Additional Assumption Documents”); and
(vi)    a certificate, dated as of the Closing Date, executed by an authorized officer of Purchaser, in his or her capacity as such, confirming the satisfaction of the conditions specified in Section 4.01(b) and Section 4.01(c).
(f)    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(i)    an executed counterpart of the Bill of Sale;
(ii)    an executed counterpart of the Assignment and Assumption Agreement;
(iii)    an executed counterpart of the Trademark Assignment Agreement;
(iv)    an executed consent by a duly authorized officer of Orexo (a) accepting Seller’s assignment of the Orexo Asset Purchase Agreement and Orexo License Agreement to Purchaser and (b) amending the Orexo Asset Purchase Agreement to provide that the Marketing Period set forth in Section 8.04(b)(ii) thereof is automatically terminated as of the Closing Date of this Agreement;
(v)    written response from Caremark that PharmaWare utilization should not have been submitted for rebates to Seller in the second calendar quarter of 2015 and there was no utilization by PharmaWare for rebates to Seller in the third calendar quarter of 2015;
(vi)    copies of Seller’s insurance carrier’s endorsement evidencing Seller’s product liability insurance for Abstral continuing through any applicable statute of limitations period for product sold by Seller prior to the Closing Date;
(vii)    such other executed instruments of transfer, conveyance and assignment as the Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of all right, title and interest in and to the Acquired Assets (the “Additional Transfer Documents”); and
(viii)    a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, in his or her capacity as such, confirming the satisfaction of the conditions specified in Section 4.02(b) and Section 4.02(c).
Section 3.02.    Purchase Price.
(b)    In addition to the assumption of all of the payment obligations under the Orexo Asset Purchase Agreement, which Purchaser shall pay directly to Orexo, the aggregate consideration Purchaser shall pay to Seller hereunder shall be (i) the Closing Consideration and the assumption of the Assumed Liabilities, and (ii) the Annual Sales Milestones (collectively, the “Purchase Price”).
(c)    Purchaser shall pay to Seller each of the following one-time only, non-refundable, non-creditable sales milestone(s) (the “Annual Sales Milestone(s)”) within sixty (60) days following the end of the calendar year, if any, in which Product Net Sales equal or exceed the respective thresholds referenced below, Purchaser shall make payment by wire transfer in immediately available funds to an account or accounts designated in writing by Seller. Purchaser shall provide Seller with written notice upon achievement of any Annual Sales Milestone(s), along with reasonable supporting written documentation and calculations supporting the payment. Purchaser’s obligation under this Section 3.02(b) shall terminate upon the earlier of (i) entry of a generic equivalent to the Product (including an authorized generic to the Product) into the Territory by a third-party or (ii) expiration of the latest Product patent.
Each Annual Sales Milestone shall be payable only once. For avoidance of doubt and by way of example, if Purchaser’s Net Sales for the Product is equal to […***…] in […***…], is equal to […***…] in […***…] and is equal to […***…] in […***…], Purchaser would be obligated to provide the following Annual Sales Milestones: following Year […***…]:[…***…]; following Year […***…]:[…***…]; and following Year […***…]:[…***…]. No further Annual Sales Milestone payments would be owed by Purchaser to Seller.

Annual Net Sales equal or exceed:	Annual Sales Milestone:
[…***…]	[…***…]
[…***…]	[…***…]

Article IV
CONDITIONS TO CLOSING
Section 4.01.    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the closing of the Acquisition is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:
(d)    No Injunctions or Restraints. No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition by a Governmental or Regulatory Authority shall be pending or in effect seeking to prevent or preventing the Acquisition.
(e)    Accuracy of Representations and Warranties. All of the representations and warranties made by Seller in ARTICLE V that are qualified by any reference to any materiality qualifications shall each be true and correct as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date), and all other representations and warranties made by the Seller shall each be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date).
(f)    Performance of Covenants. The covenants and obligations that Seller is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with by Seller in all material respects.
(g)    Deliverables. Purchaser shall have received each of the items set forth in Section 3.01(c).
(h)    No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing.
(i)    Receipt of Third Party Consents. Written consents from the applicable Third Parties identified on Schedule 4.01(f) with respect to the assignment and assumption pursuant to the Acquisition of the applicable Transferred Contracts, each in form and substance reasonably acceptable to Purchaser, shall have been obtained and remain in full force and effect.
Section 4.02.    Conditions to Obligation of Seller. The obligation of Seller to, and to cause its Affiliates to, effect the closing of the Acquisition is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions:
(a)    No Injunctions or Restraints. No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition by a Governmental or Regulatory Authority shall be pending or in effect seeking to prevent or preventing the Acquisition.
(b)    Accuracy of Representations and Warranties. All of the representations and warranties made by Purchaser in ARTICLE VII that are qualified by any materiality qualifications shall each be true and correct as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date), and all other representations and warranties of the Purchaser shall each be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date).
(c)    Performance of Covenants. The covenants and obligations that Purchaser is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with by Purchaser in all material respects.
(d)    Deliverables. Seller shall have received each of the items set forth in Section 3.01(b).
Section 4.03.    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this ARTICLE IV to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under Section 9.01 to cause the Closing to occur.
Article V
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as follows:
Section 5.01.    Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Seller has the requisite power and authority to enter into this Agreement, and Seller has the requisite power and authority to enter into the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and the Other Acquisition Documents on the Closing Date will be duly executed and delivered by Seller and upon the due authorization, execution and delivery by each other party to the Other Acquisition Documents will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
Section 5.02.    No Conflicts; Consents.
(a)    Except as set forth on Schedule 5.02, the execution and delivery of this Agreement by Seller does not, and the execution and delivery by Seller of each other Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of (i) Seller’s certificate of incorporation or by-laws (or the comparable governing instruments), (ii) any Contract to which Seller is a party and by which any of Acquired Assets are bound, or (iii) any judgment, order, or decree, or, subject to the matters referred to in Section 5.02(b) below, any Law applicable to Seller or its properties or assets, other than, in the case of clauses (i) and (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Seller to consummate the Acquisition.
(b)    No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Seller to consummate the Acquisition or perform its obligations under this Agreement or the Ancillary Agreements, and (ii) would not give rise to any liability of Purchaser as a result of the consummation of the Acquisition.
Section 5.03.    Acquired Assets. Except as set forth in Schedule 5.03, the Acquired Assets and the Licensed Intellectual Property constitute all of the material assets, rights or property (other than (x) any intellectual property that are licenses for commercial “off-the-shelf” or “shrink-wrap” software, and (y) administrative, finance and other infrastructure and back office information technology systems, networks and software) owned or controlled by Seller or its Affiliates and primarily related to the Intended Use of the Product in the Territory. Seller has good and valid title to all of the owned Acquired Assets free and clear of all Liens such that, on the Closing Date, Purchaser will receive legal and beneficial title to all of the owned Acquired Assets free and clear of all Liens.
Section 5.04.    Product Recall. Neither Seller nor any of its Affiliates have been subject to any recall initiated or requested by any Governmental or Regulatory Authority with respect to Abstral.
Section 5.05.    Intellectual Property.
(a)    Except as set forth in Schedule 5.05(a), Seller owns free and clear of all Liens the Transferred Intellectual Property and the consummation of the Acquisition will not conflict with, alter or impair any such rights in any material respect.
(b)    Except as set forth in Schedule 5.05(b), as of the date hereof, no claims are pending before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency or, to Seller’s Knowledge, threatened in writing against Seller or any of its Affiliates by any Third Party with respect to the ownership, validity or enforceability of any Transferred Intellectual Property or Licensed Intellectual Property.
(c)    Except as set forth in Schedule 5.05(c), Seller has not granted any options, licenses or agreements relating to the Transferred Intellectual Property or, with respect to Abstral in the Territory, relating to the Licensed Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business. Except as set forth in Schedule 5.05(c), as of the date hereof, Seller is not bound by or a party to any material options, licenses or agreements of any kind for intellectual property of any Third Party relating to Abstral in the Territory, except for the Transferred Contracts.
(d)    To Seller’s Knowledge, no Third Party is infringing or violating or misappropriating any of the Transferred Intellectual Property or has made any claim of ownership or right to any Transferred Intellectual Property, except as set forth in Schedule 5.05(d). Seller has neither asserted nor threatened in writing any action or claim against any Third Party involving or relating to any Transferred Intellectual Property, except as set forth in Schedule 5.05(d). Except as set forth in Schedule 5.05(d), Seller has not received any written request from any Third Party that Seller enter into a license with respect to any Third Party Intellectual Property right in relation to Abstral, the Acquired Assets or the Intended Use of Abstral in the Territory.
(e)    To Seller’s Knowledge, the Intended Use of each of Abstral in the Territory does not infringe or violate or constitute a material misappropriation of any intellectual property of any Third Party. Except as set forth in Schedule 5.05(e), Seller has not received any written claim or notice alleging any such infringement, violation or misappropriation.
(f)    There is no pending or, to Seller’s Knowledge, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any Transferred Intellectual Property.
Section 5.06.    Transferred Contracts. Each Transferred Contract is valid, binding and in full force and effect and is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies. Except as set forth on Schedule 5.06, as of the date hereof and as of the Closing Date, Seller has performed in all material respects all material obligations required to be performed by it under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, as of the date hereof, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder.
Section 5.07.    Litigation. Except as set forth in Schedule 5.07, as of the date hereof, there are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental or Regulatory Authority or arbitration tribunal against Seller, (ii) lawsuits, actions or proceedings pending or, to Seller’s Knowledge, threatened against Seller, or (iii) investigations by any Governmental or Regulatory Authority which are pending or, to Seller’s Knowledge, threatened against Seller, which, in the case of each of clauses (a), (b) and (c), relating to the Intended Use of Abstral in the Territory and have had or would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of Seller to consummate the Acquisition and the other transaction contemplated by this Agreement and the Ancillary Agreements.
Section 5.08.    Legal Compliance. Seller and its Affiliates are, and have been from the date of execution of the Orexo License Agreement and Orexo Asset Purchase Agreement, in material compliance with the Abstral NDA and all applicable Laws relating to the development, testing, manufacture, distribution, marketing, promotion or sale of Abstral in the Territory. Except as set forth in Schedule 5.08, since the date of execution of the Orexo License Agreement and Orexo Asset Purchase Agreement to the Closing Date, (i) neither Seller nor its Affiliates have received any notification, written or oral, from any Governmental Authority, Regulatory Authority or Third Party with respect to any alleged or possible violation with respect to the Abstral NDA for such Laws, (ii) no event has occurred or notification been received by Seller or its Affiliates from any Governmental Authority, Regulatory Authority or Third Party that would materially adversely affect the Abstral NDA or other Governmental Authority or Regulatory Authority approval status of the Product in the Territory or the renewal thereof, and (iii) no Governmental Authority or Regulatory Authority has commenced, or, to Seller’s Knowledge, threatened to initiate any action to withdraw its approval with respect to, or request the recall of, the Product, or commenced or threatened to initiate any action to enjoin the development, testing, manufacture, distribution, marketing, promotion or sale of Abstral in the Territory.
Section 5.09.    Sale Practices. Seller and its Affiliates have materially complied with applicable Law and not engaged in trade practices that are inconsistent with the terms and conditions of the Transferred Contracts that concern customer orders for the Product. Seller and its Affiliates have processed all customer returns or chargebacks of Product consistent with the terms and conditions of the applicable Transferred Contracts for six (6) months prior to the Closing Date and are otherwise not in breach of the material terms of such Transferred Contracts.
Section 5.10.    Financial Information. Attached as Schedule 5.10 is certain financial information of Seller concerning the Product and its business related thereto. Such financial information is true, correct and complete in all material respects, has been prepared in accordance with the books and records of Seller (which books and records are true, correct and complete in all material respects) and is derived from Seller’s financial statements prepared in accordance with GAAP for the applicable period.
Section 5.11.    Brokers or Finders. Except for Mizuho Securities USA Inc., no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangement made by or on behalf of Seller or any of its Affiliates for which Purchaser will have any Liability.
Article VI
COVENANTS OF SELLER
Seller hereby covenants and agrees as follows:
Section 6.01.    Access. From the date hereof until the Closing, Seller shall give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Assets for purposes of conducting due diligence or otherwise in connection with the transactions contemplated hereby; provided, however, that such access (i) does not unreasonably disrupt the normal operations of Seller or a Third Party, (ii) would not reasonably be expected to violate any attorney-client privilege of Seller or violate any applicable Law, and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any Person whether the duty arises contractually, statutorily or otherwise.
Section 6.02.    Other Covenants. From the date hereof until the Closing, except as otherwise contemplated by the terms of this Agreement or any Ancillary Agreement, Seller will not without the prior written consent of Purchaser (such consent not to be unreasonably withheld):
(a)    sell, assign, lease, license, transfer, hypothecate or otherwise dispose of any of the Acquired Assets or, with respect to Abstral in the Territory, the Licensed Intellectual Property;
(b)    amend, terminate, renew, extend or waive in writing any right under any Transferred Contract if such amendment, termination, renewal, extension or waiver would adversely affect the rights to be transferred to Purchaser at the Closing; or
(c)    authorize, commit, or agree to take any of the foregoing actions.
Section 6.03.    Non-Competition. After the Closing, Seller shall not, and shall cause its Affiliates to not, either directly or indirectly, for a period of five (5) years after the Closing Date, (i) market, sell, distribute, export or import a product containing the active pharmaceutical ingredient used in the Product for any indication whatsoever in the Territory, whether branded or generic (i.e., Seller and its Affiliates are prohibited from marketing, selling, distributing, exporting or importing any AA or AB rated, therapeutically equivalent product to the Product in the Territory) or (ii) supply the active pharmaceutical ingredient used in the Product to a Third Party in order to allow such Third Party to do any activity that would be prohibited for Seller or Seller’s Affiliates under clause (i) above. The Parties recognize that the laws and public policies of the various jurisdictions may differ as to the validity and enforceability of covenants similar to the foregoing. It is the intention of the Parties that the provisions of this Section 6.03 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable or otherwise impair the remainder of the provisions of this Section. Accordingly, if any provision of this Section is determined to be invalid or unenforceable by a court of competent jurisdiction, then (x) such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction of such court and not with respect to any other provision or jurisdiction and, (y) with respect to invalidity or unenforceability in the particular jurisdiction of such court, such court shall have the power to either (A) reduce the scope, duration or coverage of such provision or (B) replace such provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision. The Parties acknowledge and agree that any remedy at law for any breach of the provisions of this Section would be inadequate and, and such, Purchaser may enforce such provisions through equitable relief and specific performance.
Section 6.04.    Use of Seller Names, NDC, UPC and Excluded Trademarks.
(a)    Seller grants a non-exclusive right and license to Purchaser for a period of twenty (20) months following the Closing Date to use the names and logos of Seller (the “Seller Names”), the Universal Product Code (“UPC”) for the Product, Seller’s National Drug Code for the Product (the “NDC”), and the Excluded Trademarks to the extent necessary to allow Purchaser and its Affiliates and their designees to market, distribute and sell the Products in the Territory, utilizing the labels and packaging, advertising, marketing, sales and promotional materials, in each case, existing on the Closing Date. Subject to the terms and conditions of this Section 6.04, the Parties agree that, promptly following the Closing Date, Seller shall make commercially reasonable efforts to assist Purchaser in establishing and listing Purchaser’s NDC for the Product.
(b)    Promptly upon the expiration of the period set forth in Section 6.04(a), Purchaser shall, and shall cause its Affiliates to, destroy and dispose of all labels and all packaging, advertising, marketing, sales and promotional materials, in each case in its possession or subject to its control, bearing any Seller Names, UPC, NDC or Excluded Trademarks.
(c)    In no event shall Purchaser use any Seller Names, UPC, NDC or Excluded Trademarks in any manner or for any purpose different from the use of such Seller Names, UPC, NDC and Excluded Trademarks by Seller and its Affiliates immediately prior to the Closing Date to package, market, distribute and sell the Product in the Territory, and at all times shall comply in all material respects with Laws applicable thereto. Without limiting the foregoing, Purchaser shall not: (i) take any action that may interfere with any of Seller’s rights in the Seller Names, UPC, NDC and Excluded Trademarks; (ii) register or apply for registrations, anywhere in the world, for the Seller Names or Excluded Trademarks or any other similar trademark; or (iii) engage in any action which disparages, dilutes the value of, or reflects negatively on the Seller Names or the Excluded Trademarks, or take any other action which is detrimental to Seller’s interest in the Seller Names or Excluded Trademarks.
(d)    Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title or interest in any trademark, name or logo of any third party or to Purchaser in any Excluded Trademark, Seller Names, or any other intellectual property of Seller except as specifically provided for herein.
Section 6.05.    Rebates and Chargebacks; Medicaid Reimbursements.
(a)    Subject to the obligations set forth in the Channel Liabilities Schedule, (i) from and after the Closing Date and with respect to Abstral sold prior to the Closing Date, Seller shall be responsible for any payments, rebates, administrative fees or chargebacks due to customers under any managed care contracts or under any other contract or program of any nature whatsoever with private parties or under any state or federal program and (ii) rom and after the Closing Date and with respect to Abstral sold on or after the Closing Date, Purchaser shall be responsible for any payments, rebates, administrative fees or chargebacks due to customers under any managed care contracts or under any other contract or program of any nature whatsoever with private parties or under any state or federal program.
(b)    Subject to the obligations set forth in the Channel Liabilities Schedule, (i) Seller shall bear the cost of all Medicaid reimbursements and rebates for Abstral sold prior to the Closing Date and (ii) Purchaser shall bear the cost of all Medicaid reimbursements and rebates for Abstral sold on or after the Closing Date. For the avoidance of doubt, Seller shall be entitled to any and all Medicaid refunds, credits and other positive adjustments relating to the sale of Abstral prior to the Closing Date, and Purchaser shall be entitled to any and all Medicaid refunds, credits and other positive adjustments relating to the sale of Abstral on or after the Closing Date.
Section 6.06.    Adverse Experience Reports and Complaints. As soon as reasonably possible after the Closing Date, Seller shall deliver to Purchaser electronic or other copies of Seller’s record of reportable adverse experiences regarding Abstral. After the Closing Date, Seller shall promptly submit to Purchaser all adverse drug experience information or customer complaints brought to the attention of Seller in respect of Abstral, as well as any material events and matters concerning or affecting the safety or efficacy of Abstral. Notwithstanding the foregoing, from and after the Closing Date, Purchaser shall have all responsibility for required reporting of adverse experiences for Abstral and for responding to any medical inquiries or customer complaints about Abstral.
Section 6.07.    PDUFA Fee. With respect to the fee paid by Seller pursuant to the Prescription Drug User Fee Act (PDUFA) in respect of Abstral in the aggregate amount of $803,740 which was paid by Seller prior to the Closing (the “PDUFA Fee”), Purchaser shall reimburse Seller a pro-rata amount equal to fifty-percent (50%) of the PDUFA Fee at the Closing totaling $351,636.
Section 6.08.    Outstanding Commitments to FDA. From and after the Closing, Seller shall complete any outstanding commitments that Seller made to FDA prior to Closing with respect to Abstral, namely providing a Final Response to FDA on the issues identified in FDA Form 483 issued August 25, 2015 and a reconciled Periodic Adverse Drug Experience Report (PADER) for the period ending January 2015.
Article VII
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 7.01.    Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Purchaser has all requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Acquisition Documents on the Closing Date will be duly executed by Purchaser, and upon the due authorization, execution and delivery by each other party to the Other Acquisition Documents, will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles.
Section 7.02.    No Conflicts; Consents.
(a)    The execution and delivery of this Agreement by Purchaser does not, and the execution and delivery by Purchaser of each other Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) its certificate of incorporation or by-laws (or the comparable governing instruments), (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, or decree, or, subject to the matters referred to in Section 7.02(b) below, any Law applicable to Purchaser or its properties or assets, other than, in the case of clause (i) and (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition.
(b)    No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or perform its obligations under this Agreement or the Ancillary Agreements, and (ii) would not give rise to any liability of Seller or any of its Affiliates as a result of the consummation of the Acquisition.
Section 7.03.    Litigation. As of the date hereof, there are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental or Regulatory Authority or arbitration tribunal against Purchaser, (b) lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transaction contemplated by this Agreement and the Ancillary Agreements.
Section 7.04.    Availability of Funds. Purchaser has, and will have at the Closing, cash available or has existing committed borrowing facilities, which together are sufficient to enable it to consummate the Acquisition.
Section 7.05.    Brokers or Finders. Except for Velocity Health Securities, Inc., no agent, broker, investment banker or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangement made by or on behalf of Purchaser or any of its Affiliates.
Article VIII
COVENANTS OF PURCHASER
Purchaser hereby covenants and agrees as follows:
Section 8.01.    Advise Seller. Purchaser shall promptly advise Seller in writing of any change or event occurring between the date hereof and the Closing Date which Purchaser believes (i) would be reasonably likely to result in the failure of any of the conditions to the Closing set forth in ARTICLE IV to be satisfied as of the Closing Date, or (ii) would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or the other transactions contemplated by this Agreement and the Ancillary Agreements.
Section 8.02.    Access to Information. Purchaser acknowledges that it and its representatives have received or been afforded the opportunity to review prior to the date hereof all written materials which Seller was required to deliver or make available, as the case may be, to Purchaser pursuant to this Agreement on or prior to the date hereof. Purchaser acknowledges that it and its representatives have been permitted full and complete access to the books and records, facilities, equipment, Contracts and other properties and assets of Seller and its Affiliates to the extent relating to the Products, the Acquired Assets or the Assumed Liabilities in the Territory that it and its representatives have desired or requested to see or review, and that it and its representatives have had a full opportunity to meet with the officers and employees of Seller and its Affiliates to discuss Abstral, the Acquired Assets and the Assumed Liabilities.
Section 8.03.    Records. Purchaser shall, from the date hereof until the date that is five (5) years following the Closing Date, keep full and accurate books of all accounts and other records in sufficient detail so that the Annual Sales Milestones payable hereunder can be properly and fully ascertained. Purchaser shall, at the request of Seller, permit a nationally recognized independent certified public accountant mutually agreed to by Seller and Purchaser (the “Independent Auditor”) to have access during ordinary business hours, to such books and records as may be necessary to determine the accuracy of any payment made under this Agreement or to obtain information as to Annual Sales Milestones payable in case of failure to pay pursuant to the terms of this Agreement (“Milestone Audit”). The Independent Auditor shall be bound by a confidentiality agreement to keep all information acquired from Purchaser confidential, and shall be permitted to disclose to Seller only the amount and accuracy of the Annual Sales Milestones actually paid or otherwise payable under this Agreement. At all times during the Milestone Audit, the Independent Auditor will (i) not communicate with either Party without both Parties being present, and (ii) send copies of its written reports, whether interim or final, to both Parties at the same time. Seller shall be responsible for the fees and expenses of the Independent Auditor; provided, however, that Purchaser shall reimburse Seller in full for all such documented costs and expenses of the Independent Auditor if the Independent Auditor determines that an Annual Sales Milestone was not paid accurately or timely, as applicable.
Section 8.04.    DISCLAIMER. PURCHASER ACKNOWLEDGES THAT (A) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE V OR IN ANY ANCILLARY AGREEMENT, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO ABSTRAL, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, THE MANUFACTURE, DISTRIBUTION, MARKETING OR SALE OF ABSTRAL BY SELLER AND ITS AFFILIATES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER OR ITS AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ABSTRAL, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES, AND (B) PURCHASER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OTHER PERSON WITH RESPECT TO ABSTRAL, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES, ANY OTHER ASPECT OF THE RESPECTIVE BUSINESSES OF SELLER OR ITS AFFILIATES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION REGARDING ABSTRAL, THE ACQUIRED ASSETS OR THE ASSUMED LIABILITIES FURNISHED OR MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN DETERMINING TO ENTER INTO THIS AGREEMENT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE V AND IN THE ANCILLARY AGREEMENT, AND PURCHASER ACKNOWLEDGES THAT NONE OF SELLER OR ANY OTHER PERSON SHALL HAVE OR BE SUBJECT TO ANY LIABILITY TO PURCHASER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO PURCHASER, OR PURCHASER’S USE OF, ANY SUCH INFORMATION, OR OF ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO PURCHASER AND ITS REPRESENTATIVES IN CERTAIN VIRTUAL OR PHYSICAL “DATA ROOMS”, VISITS TO PHYSICAL PREMISES INCLUDING THOSE OF THIRD PARTY MANUFACTURERS, OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED HEREBY. PURCHASER ACKNOWLEDGES THAT, SHOULD THE CLOSING OCCUR, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT OR IN ANY OTHER ANCILLARY AGREEMENT, PURCHASER SHALL ACQUIRE THE ACQUIRED ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS.
Article IX
MUTUAL COVENANTS
Section 9.01.    Efforts.
(g)    Subject to the terms and conditions of this Agreement, following the date hereof, each Party shall use its commercially reasonable efforts to cause the Closing to occur as soon as practicable thereafter. Following the date hereof, each of Seller and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in ARTICLE IV not being satisfied. This Section 9.01 shall not, and shall not be deemed to, restrict or prohibit Seller or Purchaser in any way whatsoever from exercising any and all rights and remedies available to it under this Agreement or any of the Ancillary Agreements.
(h)    Each of Seller and Purchaser shall cooperate with the other Party and its employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, at any time and from time to time after the Closing, upon the reasonable request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow Purchaser to accomplish the Intended Use of Abstral in the Territory after the Closing.
(i)    In the event Purchaser, on the one hand, makes a payment in respect of an Excluded Liability, or Seller, on the other hand, makes a payment in respect of an Assumed Liability as set forth in Section 2.02 of this Agreement, which ultimately is determined to be the responsibility of the other Party in accordance with Section 2.02 hereof, the other Party shall reimburse the Party which made the erroneous payment within fifteen (15) days after the receipt of an invoice containing supporting detail for such payment. In the event Purchaser, on the one hand, received a payment in respect of an Acquired Asset, or Seller, on the other hand, receives a payment in respect of an asset of Seller which is not an Acquired Asset as set forth in Section 2.01 of this Agreement, which ultimately is determined to be a receivable of the other Party in accordance with Section 2.01 hereof, the Party which received the erroneous payment shall remit such amount to the other Party within fifteen (15) days after the receipt of such payment.
Section 9.02.    Bulk Transfer Laws. Purchaser hereby waives compliance by Seller and its Affiliates with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.
Section 9.03.    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, applicable to the Acquisition and to the use, sale and manufacture of the Product on or after the Closing Date (such Taxes, together with any interest, penalties and additions thereto, collectively, “Transfer Taxes”), shall be paid by Purchaser. Purchaser shall file all necessary Tax Returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable steps to minimize the Parties’ liability for Transfer Taxes.
Section 9.04.    Purchase Price Allocation.
(a)    The Parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Acquired Assets sold by Seller and each Selling Affiliate and purchased by Purchaser in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and corresponding provisions of applicable foreign Law) and in accordance with an allocation schedule set forth by Seller and delivered to Purchaser within ninety (90) days after Closing (the “Allocation”), which Allocation shall be reasonably acceptable to Purchaser. In the event of a disagreement, a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller shall settle such dispute with the costs of such firm being borne equally by Seller and Purchaser.
(b)    Purchaser and Seller agree to (i) be bound by the Allocation, (ii) act in accordance with the Allocation in the preparation of financial statements and filing of all Tax Returns (including filing Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date), and (iii) take no position inconsistent with the Allocation for all Tax purposes. In the event that any Taxing Authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other Party of the nature of such dispute.
Section 9.05.    Recordation of Transferred Intellectual Property. Purchaser shall be responsible, at its sole cost and expense, for all applicable recordations of the assignment of the Transferred Intellectual Property. Seller agrees to execute and deliver to Purchaser, within a reasonable time after the Closing, such assignments and other documents, certificates and instruments reasonably requested by Purchaser for Purchaser’s filing with the applicable registries and other recording authorities to record the transfer of the Transferred Intellectual Property in accordance with applicable Law.
Section 9.06.    Confidentiality and Confidential Information.
(a)    Each Party acknowledges that it may receive Confidential Information of the other Party in the performance of or in furtherance of this Agreement. Each Party shall hold confidential and not, directly or indirectly, disclose or publish to any Third Party or use for the benefit of a Third Party or, except in carrying out its duties hereunder, itself or its Affiliates, any Confidential Information of the other Party, without first having obtained the furnishing Party’s written consent to such disclosure or use. Purchaser acknowledges that it continues to remain bound by the terms of the Mutual Confidential Disclosure Agreement between the Parties dated July 27, 2015 (“Confidentiality Agreement”), and that Confidential Information received by it under or in connection with this Agreement and the performance of its obligations hereunder shall be deemed to be, and shall be treated as, Evaluation Materials under the Confidentiality Agreement. These restrictions shall not apply to any Confidential Information which:
(i)    is known to the receiving Party or its Affiliates prior to the time of disclosure to it;
(ii)    is independently developed by employees, agents, or independent contractors of the receiving Party or its Affiliates without aid or use of the disclosing Party’s Confidential Information (and such independent development can be demonstrated by the receiving Party);
(iii)    is disclosed, without restriction as to confidentiality, to the receiving Party or its Affiliates by a Third Party that has a right to make such disclosure; or
(iv)    becomes part of the public domain through no breach by the receiving Party of its obligations under this Agreement or any Ancillary Agreement.
Each receiving Party shall disclose Confidential Information of the disclosing Party only to those employees and contractors of such Party and of its Affiliates who have reason to know such information in furtherance of a Party’s duties under this Agreement and who are bound by an obligation of confidentiality to the receiving Party (or its Affiliate) that is no less stringent than the confidentiality obligations set forth in this Section 9.06.
(b)    The receiving Party shall also be entitled to disclose the other Party’s Confidential Information that is required to be disclosed: (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC or any other stock exchange disclosure requirements); (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction; or (iv) to defend or prosecute litigation; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance.
(c)    This obligations set forth in this Section 9.06 shall survive the termination of this Agreement or the Closing for five (5) years. Upon termination of this Agreement, a receiving Party shall return to the disclosing Party or destroy all Confidential Information provided to it by the disclosing Party, including all copies, notes and extracts thereof or other written records containing such Confidential Information, except for (x) one (1) copy that it may keep for the sole purpose of verifying its continuing confidentiality obligations hereunder and (y) archival copies residing on computers, servers or other devices in the ordinary course of business; provided, however, that Purchaser shall not be obligated hereby to return or destroy any Confidential Information that constitutes Acquired Assets actually purchased by it hereunder and, upon such purchase, such Acquired Assets shall be deemed the Confidential Information of Purchaser notwithstanding the Confidentiality Agreement or any obligations thereunder.

Article X
INDEMNIFICATION
Section 10.01.    Indemnification by Seller. From and after the Closing, Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Purchaser Indemnitees”), from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, reasonable documented attorneys’ fees and documented fees of other professionals), expenses and lawsuits (“Losses”) suffered or incurred by any Purchaser Indemnitee to the extent arising from or relating to any of the following:
(c)    the breach of any representation or warranty of Seller contained in ARTICLE V, any Ancillary Agreement or any certificate delivered hereunder;
(d)    the breach of or failure to comply with any covenant or obligation of Seller under this Agreement or any Ancillary Agreement;
(a)    the development, testing, manufacture, distribution, marketing, promotion or sale of Abstral in the Territory prior to the Closing (including, without limitation, any product recalls and any product liability claim for any sale by Seller of Abstral prior to the Closing Date); and
(b)    the Excluded Liabilities.
Section 10.02.    Indemnification by Purchaser. From and after the Closing, Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Seller Indemnitees”), from and against any and all Losses suffered or incurred by any Seller Indemnitee to the extent arising from or relating to any of the following:
(a)    the breach of any representation or warranty of Purchaser contained in ARTICLE VII, any Ancillary Agreement or any certificate delivered hereunder;
(b)    the breach of any covenant of Purchaser contained in this Agreement or any Ancillary Agreement;
(c)    any Assumed Liability;
(d)    the development, testing, manufacture, distribution, marketing, promotion or sale of Abstral in the Territory on or after the Closing (including, without limitation, any product recalls and any product liability claim for any sale of Abstral by Purchaser on or after the Closing Date);
(e)    any Transfer Taxes; and
(f)    any Liabilities accruing on or after the Closing Date and arising from Purchaser’s ownership of the Acquired Assets related to any Continued Agreement for the period between the Closing Date and the expiration of the applicable Continuation Period, except to the extent otherwise specified in Schedule 2.02(b) (Channel Liabilities).
Section 10.03.    Indemnification Procedure.
(a)    Procedures Relating to Indemnification for Third Party Claims. In order to receive the benefits of the indemnity under Section 10.01 or Section 10.02, as applicable, in respect of, arising out of or involving a claim or demand made by any Third Party (a “Third Party Claim”) against a Purchaser Indemnitee or Seller Indemnitee (either, an “Indemnitee”), such Indemnitee must:
(i)    give the indemnifying Party (the “Indemnitor”) written notice of any claim or potential claim promptly after the Indemnitee receives notice thereof; provided, however, that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under this Agreement, except in the event that the Indemnitor’s rights, and/or its ability to defend against or settle such claim or potential claim, are materially prejudiced by such failure to notify;
(ii)    allow the Indemnitor to assume the control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such claim, provided that: (A) no such settlement may materially adversely affect the rights or obligations of the Indemnitee under this Agreement without the Indemnitee’s prior written consent; and (B) any settlement reached without the prior written consent of the Indemnitee shall be for monetary damages only (which amount shall be fully indemnified hereunder by the Indemnitor) and not for any equitable relief and shall not include any admission or ongoing obligation or restriction on the part of the Indemnitee; and
(iii)    reasonably cooperate with the Indemnitor in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within the Indemnitee’s control available for pertinent interview and testimony), so long as such cooperation does not vitiate any legal privilege to which such Indemnitee is entitled.
If the Indemnitor defends the claim, the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim. The Indemnitor shall have no liability under this ARTICLE X as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor.
Section 10.04.    Procedures Related to Indemnification for Other Claims. An Indemnitee seeking indemnification under Section 10.01 or Section 10.02, as applicable, that does not involve a Third Party Claim shall, within as soon as reasonably practicable deliver to the Indemnitor, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim; provided, however, that the failure by any
Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section 10.01 or Section 10.02, as applicable, except to the extent that the Indemnitor has been materially prejudiced by such failure. The Indemnitor shall have thirty (30) days after its receipt of a Direct Claim Notice to (i) agree to the amount set forth in the Direct Claim Notice and pay such amount to such Indemnitee in immediately available funds or (ii) provide such Indemnitee with written notice that it disputes its obligation to provide the indemnification sought in the Direct Claim Notice (a “Claim Dispute Notice”). If the Indemnitor does not notify the Indemnitee within forty-five (45) days following its receipt of such notice that Indemnitor disputes its liability to the Indemnitee with respect to such claim, such claim specified in the Direct Claim Notice shall be conclusively deemed a liability of the Indemnitor. If the Indemnitor delivers a Claim Dispute Notice, the Indemnitee and the Indemnitor shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within twenty (20) Business Days after the giving of the Claim Dispute Notice, the Parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).
Section 10.05.    Losses Net of Insurance. The amount of any Loss for which indemnification is provided under this ARTICLE X shall be net of any amounts recovered by the Indemnitee under insurance policies or in respect of any indemnity or contribution with respect to such Loss.
Section 10.06.    Limitation on Indemnification.
(a)    Notwithstanding anything to the contrary herein, except with respect to fraud or intentional misrepresentation, (i) Seller shall not have any liability under Section 10.01(a) unless the aggregate of all Losses for which Seller would be liable under Section 10.01(a), but for this clause (i), exceeds on a cumulative basis, an amount equal to fifty thousand dollars ($50,000), and then only to the extent of any such excess, and (ii) Seller’s aggregate liability under Section 10.01(a) shall in no event exceed, on a cumulative basis, an amount equal to four million dollars ($4,000,000).
(b)    Following the Closing, the Parties’ rights to indemnification pursuant to this ARTICLE X shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to the Parties with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of fraud. Purchaser hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against Seller and its Affiliates arising under or based upon this Agreement, the Ancillary Agreements, any document or certificate delivered in connection herewith, the Products, the Acquisition, the Acquired Assets and the Assumed Liabilities, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this ARTICLE X).
(c)    NOTWITHSTANDING ANY PROVISION HEREIN, NEITHER SELLER NOR PURCHASER SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ANY INDEMNITEE ON ACCOUNT OF ANY INDEMNITY OBLIGATION SET FORTH IN SECTION 10.01 OR SECTION 10.02 FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES (EXCEPT TO THE EXTENT THE PARTY OR INDEMNITEE IS REQUIRED TO PAY SUCH TYPES OF DAMAGES TO A THIRD PARTY), INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.
Section 10.07.    Termination of Indemnification.
(a)    The obligations to indemnify and hold harmless an Indemnitee pursuant to (i) Section 10.01(a) and Section 10.02(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.07(b) below, and (ii) the other clauses of Section 10.01 and Section 10.02, shall not terminate; provided, however, that as to foregoing clause (i) such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnitee or the related Party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying Party.
(b)    The representations and warranties of Seller contained in ARTICLE V shall survive the Closing solely for purposes of Section 10.01(a) and shall terminate at the close of business on the date occurring eighteen (18) months following the Closing Date (other than the representations and warranties of Seller contained in Section 5.01, Section 5.02, Section 5.03, and Section 5.08, which shall survive indefinitely), and the representations and warranties of Purchaser contained in ARTICLE VII shall survive the Closing solely for purposes of Section 10.02(a) and shall terminate at the close of business on the nine-month anniversary following the Closing Date (other than with respect to those representations and warranties of Purchaser contained in Section 7.01, Section 7.02 and Section 7.05, which shall survive indefinitely).
Section 10.08.    Tax Treatment of Indemnification Payments. For all Tax purposes, each of Purchaser, Seller and their respective Affiliates agrees to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.
Section 10.09.    No Double Recovery. Neither Party shall be entitled to recover the same or duplicative damages with respect to the same breach from the other Party under more than one of this Agreement and the Ancillary Agreements. For the purposes of this Section 10.10, each Party shall be deemed to have made and received all payments made and received by its Affiliates.
Article XI
TERMINATION
Section 11.01.    Termination. [Intentionally Omitted]
Article XII
MISCELLANEOUS
Section 12.01.    Assignment. Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; provided, however, that, following the Closing, either Party shall have the right, without such consent, on written notice to the other Party, to assign all of its rights and obligations hereunder to a successor to all or substantially all of such Party’s business or assets, or to a successor of that portion of such Party’s business to which this Agreement relates, in each case whether by way of merger, sale of stock, sale of assets or other transaction (or series of related transactions), provided, further, that in the case of an assignment by Purchaser in either of the foregoing cases, Purchaser shall provide notice to Seller containing the name and contact information of the assignee, and any assignee shall expressly agree to assume Purchaser’s obligations pursuant to this Agreement, including, the applicable payment obligations under Section 3.02. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 12.02.    Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.
Section 12.03.    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and the Indemnitees, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns and the Indemnitees, any legal or equitable rights hereunder.
Section 12.04.    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.
Section 12.05.    Entire Agreement; Amendments. This Agreement, together with the Ancillary Agreements (in each case, following execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.
Section 12.06.    Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:
(a)    If to Purchaser:
Sentynl Therapeutics, Inc.
265 Santa Helena, Suite 208
Solana Beach, CA 92075
Attention: Chief Executive Officer
with a copy (which shall not constitute notice) to:
Pillsbury Winthrop Shaw Pittman LLP
12255 El Camino Real, Suite 300
San Diego, CA, 92130
Attention: Christian Salaman

(b)    If to Seller:
Galena Biopharma, Inc.
2000 Crow Canyon Place, Suite 380
San Ramon, CA 94583
Attention: Chief Executive Officer
Facsimile:
with a copy (which shall not constitute notice) to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention:    Christopher J. Melsha
Facsimile:    (612) 492-7077
All notices shall be deemed given when received by the addressee.
Section 12.07.    Public Announcements. Neither Party shall make any public announcement regarding this Agreement, or the subject matter contained herein, without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed by such other Party), except to the extent required to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC or stock exchange disclosure requirements), or (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction; provided, however, that in each case the Party required to disclose such information shall endeavor to give the other Party reasonable advance notice and review of any such disclosure. Notwithstanding the foregoing, the Parties shall coordinate on a mutually acceptable press release to be issued by Seller in connection with the execution of this Agreement, which complies with applicable Laws (including, without limitation, SEC and stock exchange disclosure requirements).
Section 12.08.    Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each Party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
Section 12.09.    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED ISSUES AND, THEREFORE BUT ONLY TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.09.
Section 12.10.    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.
Section 12.11.    Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Seller and Purchaser or any of their respective Affiliates. Except as otherwise expressly provided herein, neither Party may act on behalf of the other Party, and neither Party may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties. The relationship of the Parties under this Agreement is, and is intended to be, one of independent contractors hereunder.
Section 12.12.    Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.
SELLER:
GALENA BIOPHARMA, INC.

/S/ Mark W. Schwartz
Name: Mark W. Schwartz
Title: President & CEO

PURCHASER:
SENTYNL THERAPEUTICS, INC.

/S/ Matt Heck
Name: Matt Heck
Title: CEO

[Signature page to Asset Purchase Agreement]

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